UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Silverback Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

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Supplemental Disclosures to the Proxy Statement

As previously disclosed, on July 21, 2022, Silverback Therapeutics, Inc. (“Silverback”), ARS Pharmaceuticals, Inc. (“ARS Pharma”) and Sabre Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger and Reorganization, as amended on August 11, 2022 and October 25, 2022 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into ARS Pharma, with ARS Pharma surviving as a wholly owned subsidiary of Silverback (the “Merger”).

This Schedule 14A (this “Schedule 14A”) is being filed to update and supplement the definitive proxy statement (the “Proxy Statement”) filed by Silverback with the Securities and Exchange Commission (the “SEC”) on October 6, 2022 and sent by Silverback to its stockholders commencing on October 7, 2022. The information contained in this Schedule 14A is incorporated by reference into the Proxy Statement. All page references are to pages in the Proxy Statement. Terms used in this Schedule 14A, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

Following the announcement of the Merger Agreement and as of the date of this Schedule 14A, seven demands have been served on the Company, by purported Silverback stockholders challenging disclosures made in connection with the Merger.

Silverback denies that it has violated any laws or breached any duties to Silverback’s stockholders and believes that these demands are without merit and that no supplemental disclosure to the Proxy Statement is required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of any potential litigation and to avoid any possible disruption to the Merger, Silverback is providing the supplemental information set forth in this Schedule 14A. The supplemental information herein should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. Nothing in this Schedule 14A shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

Silverback is also providing additional supplemental disclosures reflecting the occurrence of certain events following the filing of the Proxy Statement.

To the extent that information in this Schedule 14A differs from, or updates information contained in, the Proxy Statement, the information in this Schedule 14A shall supersede or supplement the information in the Proxy Statement. Except as otherwise described in this Schedule 14A or the documents referred to, contained in or incorporated by reference in this Schedule 14A, the Proxy Statement, the annexes to the Proxy Statement and the documents referred to, contained in or incorporated by reference in the Proxy Statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the Silverback virtual special meeting, you are urged to do so promptly. This Schedule 14A does not affect the validity of any proxy card or voting instructions that Silverback stockholders may have previously received or delivered. No action is required by any Silverback stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

1)

The following disclosure amends and replaces the disclosures that previously appeared in the first paragraph under the section entitled “Valuation Analysis – Discounted Cash Flow” on page 128. The modified text is bolded and underlined (where added) below.

“A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors, and then adding the present value equivalent of the terminal value of the business at the end of the applicable projection period. SVB Securities performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that ARS Pharma was forecasted to generate from January 1, 2023 through December 31, 2038, which unlevered, after-tax free cash flows were derived from the Financial Projections on which SVB Securities relied. SVB Securities estimated the net present value of unlevered, after-tax free flows after fiscal year 2038 by assuming an annual decline of 30% of such cash flows in perpetuity. These cash flows were discounted to present value as of January 1, 2023, using a discount rate ranging from 11% to 13%, reflecting SVB Securities’ analysis of the Company’s weighted average cost of capital using the Capital Asset Pricing Model and determined based on considerations that SVB Securities’ deemed relevant in its professional judgment and experience. In performing its discounted cash flow analysis, SVB Securities adjusted for cash balances, and relied on the Financial Projections at the direction of Silverback management. At the direction of Silverback management, SVB Securities did not account for the estimated cash flow impact of any net operating loss carryforwards or other tax attributes that may be available to ARS Pharma nor any cash flows for the period of the Financial Projections for sales of products outside of the United States.”

2)	The following disclosure amends and replaces the disclosures that previously appeared in the second paragraph on page 129. The modified text is bolded and underlined (where added) below.

“SVB Securities calculated the aggregate enterprise value of each of the Selected Companies based upon the closing price of the common stock of each Selected Company on July 19, 2022 and the fully-diluted number of shares outstanding, using the treasury stock method. SVB Securities then calculated the enterprise values as multiples of estimated revenues for the years 2023 and 2024, based on publicly available information. SVB Securities then applied the Financial Forecasts for the years 2025 and 2026, discounted to 2023 and 2024, respectively, assuming a 12% discount rate based on an estimate of ARS Pharma’s weighted-average cost of capital, which was selected based on SVB Securities’ professional judgment and experience. SVB Securities then added ARS Pharma’s estimated net cash at closing of $30.0 million and applied a 20% illiquidity discount, which was selected based on SVB Securities’ professional judgment and experience, to reach an adjusted equity value for ARS Pharma. SVB Securities compared these adjusted equity valuations to the proposed ARS Pharma valuation of $435 million based on the proposed valuation and ownership ratio in the Merger Agreement and also compared the resulting implied exchange ratio range of 1.3567x to 1.9480x to the Exchange Ratio. The results of this analysis are summarized as follows:

	Adj. Equity Value 2023 (in millions)	Adj. Equity Value 2024 ” (in millions)
25th Percentile	$473	$558
75th Percentile	687	666

3)	The following disclosure is added immediately following the section entitled “Indemnification and Insurance” on page 135. The text is included below.

“Arrangements between Silverback’s Executive Officers and ARS Pharma

As of the date of this proxy statement, none of Silverback’s executive officers has entered into any agreement with ARS Pharma or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, ARS Pharma or any of its affiliates.”

4)

The following disclosure amends and replaces the disclosures that previously appeared in the fourth paragraph beginning on page 117 and ending on page 118. The modified text is bolded and underlined (where added) below.

“On June 10, 2022, the Silverback Board held a regularly scheduled meeting by teleconference, with representatives from Silverback’s senior management, Cooley, and SVB Securities also attending. Silverback’s senior management provided an overview of the strategic process undertaken to date and representatives from Cooley advised the Silverback Board as to its fiduciary duties. The Transaction Committee recommended to the Silverback Board that Silverback pursue a reverse merger with ARS Pharma based on scientific evaluation, competitive differentiation, regulatory risk, potential valuation consideration relative to the opportunity, commercial potential and commercial launch plan feasibility, meaningful near-term catalysts to achieve value appreciation using Silverback’s cash contribution, in addition to ARS Pharma’s own cash, estimated to be approximately $40 million as of May 17, 2022, including based on input from Mark Watrous, an independent consultant with over 25 years of experience in drug launch and commercialization. Mr. Watrous was a separate advisor from SVB Securities, who was hired to provide an independent assessment of ARS Pharma’s commercial opportunity and neffy launch plan feasibility, and to participate in due diligence calls with ARS Pharma management. Mr. Watrous was not hired to conduct further diligence on any of the other potential target companies in the strategic process. The compensation paid to Mr. Watrous in connection with his engagement was not contingent upon the consummation of the Merger. In addition, Mr. Watrous had not previously performed any advisory services for Silverback or ARS Pharma in the two years prior to his engagement. Representatives from SVB Securities advised the Silverback Board regarding the key terms of the revised ARS Pharma proposal and a preliminary discounted cash flow analysis for the transaction with ARS Pharma, including the notational value per share to the Silverback stockholders and various assumptions and qualifications to such analysis. Silverback’s senior management also presented the alternative strategic options available to Silverback, including a liquidation and distribution of available cash and remaining a standalone entity. The Silverback Board reviewed the potential reverse merger with ARS Pharma versus other strategic options available to Silverback, including continuing as a standalone entity or liquidation and distribution of available cash. At the meeting, representatives of SVB Securities provided disclosure that SVB Securities had previously served as an advisor to ARS Pharma in a potential transaction unrelated to the current transaction, but did not receive any fees relating to such relationship. Following discussion, the Silverback Board unanimously approved the Transaction Committee’s recommendation to proceed with advancing a reverse merger with ARS Pharma. Silverback and ARS Pharma finalized and executed the letter of intent on June 10, 2022, which included a binding exclusivity provision for 30 days, with the option to extend for 15 days upon mutual agreement.”

5)

The following disclosure amends and replaces the second paragraph in the letter to Silverback’s stockholders immediately following the cover page of the Proxy Statement. The modified text is bolded and underlined (where added) below.

“Silverback and ARS Pharmaceuticals, Inc. (“ARS Pharma”) have entered into an Agreement and Plan of Merger and Reorganization, dated July 21, 2022, as amended on August 11, 2022 and October 25, 2022 (as it may be further amended from time to time, the “Merger Agreement”), pursuant to which a wholly owned subsidiary of Silverback will merge with and into ARS Pharma, with ARS Pharma surviving as a wholly owned subsidiary of Silverback (the “Merger”). The Merger will result in a biopharmaceutical company focused on the development and potential commercialization of a novel, potentially first-in-class product candidate, neffy, a no needle, no injection nasal delivery of epinephrine for the emergency treatment of Type I allergic reactions, including anaphylaxis.”

6)

The following disclosure amends and replaces the fourth paragraph in the letter to Silverback’s stockholders immediately following the cover page of the Proxy Statement. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“Immediately after the Merger, assuming Silverback holds $240 million of net cash at Closing, the pre-Merger equity holders of ARS Pharma are expected to hold approximately 63% of the outstanding shares of Silverback Common Stock and the pre-Merger equity holders of Silverback are expected to hold approximately 37% of the outstanding shares of Silverback Common Stock, in each case, on a fully diluted basis using the treasury stock method. If Silverback holds less than $240 million of net cash at Closing, the pre-Merger equity holders of Silverback are expected to hold between 34% and 36% of the outstanding shares of Silverback Common Stock, and if Silverback holds more than $240 million of net cash at Closing, the pre-Merger equity holders of Silverback are expected to hold between 37% and ~~38%~~ 39% of the outstanding shares of Silverback Common Stock, in each case, on a fully diluted basis using the treasury stock method.”

7)

The following disclosure amends and replaces the disclosures that previously appeared in the first through fourth paragraphs under the section entitled “Questions and Answers About the Special Meeting and the Merger—Q: What is the Merger?” on page 1. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“A: Silverback, Sabre Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Silverback (“Merger Sub”), and ARS Pharmaceuticals, Inc., a Delaware corporation (“ARS Pharma”), entered into the Agreement and Plan of Merger and Reorganization on July 21, 2022, as amended on August 11, 2022 and October 25, 2022 (as it may be further amended from time to time, the “Merger Agreement”). The Merger Agreement, as it may be further amended from time to time, contains the terms and conditions of the proposed transaction among Silverback, Merger Sub and ARS Pharma. Under the Merger Agreement, Merger Sub will merge with and into ARS Pharma, with ARS Pharma surviving as a wholly owned subsidiary of Silverback (the “Merger”).

At the effective time of the Merger (the “Effective Time”): (a) each share of ARS Pharma’s common stock (the “ARS Pharma Common Stock”) outstanding immediately prior to the Effective Time, after giving effect to the automatic conversion of all shares of preferred stock of ARS Pharma (“ARS Pharma Preferred Stock” and, together with the ARS Pharma Common Stock, the “ARS Pharma Capital Stock”) into shares of ARS Pharma Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”), excluding shares held as treasury stock by ARS Pharma or held or owned by Silverback, Merger Sub or any subsidiary of Silverback or ARS Pharma and shares held by stockholders who have exercised and perfected appraisal rights (as more fully described in the section titled “The Merger—Appraisal Rights and Dissenters’ Rights”), will automatically be converted into the right to receive a number of shares of Silverback’s common stock (“Silverback Common Stock”) calculated using an exchange ratio formula described in the Merger Agreement (the “Exchange Ratio”).

Under the Exchange Ratio formula described in the Merger Agreement and assuming the Silverback Net Cash (as defined below) at the closing of the Merger (the “Closing”) is $240 million, immediately following the Merger, the pre-Merger equity holders of ARS Pharma are expected to hold approximately 63% of the outstanding shares of Silverback Common Stock and the pre-Merger equity holders of Silverback are expected to hold approximately 37% of the outstanding shares of Silverback Common Stock, in each case, on a fully diluted basis using the treasury stock method. The Exchange Ratio formula is based upon an ARS Pharma fixed valuation of $435 million and a Silverback equity value of $255 million, which is subject to certain adjustments, including based upon the Silverback Net Cash at Closing, as more fully described in the section titled “The Merger Agreement—Merger Consideration and Exchange Ratio.” As a condition to Closing, Silverback Net Cash must be no less than $210 million nor greater than ~~$255~~ $265 million (the “Net Cash Condition”); provided that Silverback may declare a dividend to its stockholders for any amount of Silverback Net Cash that exceeds ~~$255~~ $265 million or ARS Pharma may waive such condition.

If the Silverback Net Cash at Closing is less than $240 million, the pre-Merger equity holders of Silverback are expected to hold between 34% and 36% of the outstanding shares of Silverback Common Stock immediately following the Merger, and if the Silverback Net Cash at Closing is more than $240 million, the pre-Merger equity holders of Silverback are expected to hold between 37% and ~~38%~~ 39% of the outstanding shares of Silverback Common Stock immediately following the Merger, in each case, on a fully diluted basis using the treasury stock method.”

8)

The following disclosure amends and replaces the disclosures that previously appeared in the first paragraph on page 13. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“ARS Pharma submitted a New Drug Application (“NDA”) to the FDA in the third quarter of 2022. On October 21, 2022, ARS Pharma announced that the FDA had accepted its NDA for review and assigned a Prescription Drug User Fee Act (“PDUFA”) target action date that is anticipated in mid-2023. ~~and if~~ If the NDA is approved, ARS Pharma believes neffy will be the first “no needle, no injection” marketed epinephrine product for the emergency treatment of Type I allergic reactions.

However, the timing for regulatory approvals is outside ARS Pharma’s control, may be delayed and is uncertain.”

9)

The following disclosure amends and replaces the disclosures that previously appeared in the third paragraph under the section entitled “The Merger (see page 110)” on page 13. The modified text is bolded and underlined (where added) below.

“Immediately following the consummation of the Merger, the equity holders of ARS Pharma (including the holders of any outstanding and unexercised options to purchase ARS Pharma Common Stock and the holders of any outstanding and unexercised warrants to purchase ARS Pharma Common Stock) immediately prior to the Merger and after giving effect to the Preferred Stock Conversion are expected to hold approximately 63% of the shares of Silverback Common Stock outstanding immediately following the Merger and the equity holders of Silverback immediately prior to the Merger are expected to hold approximately 37% of the Silverback Common Stock outstanding immediately following the Merger, in each case, on a fully diluted basis using the treasury stock method and assuming Silverback Net Cash at Closing is $240 million. If Silverback Net Cash at Closing is less than $240 million, the pre-Merger equity holders of Silverback are expected to hold between 34% and 36% of the outstanding shares of Silverback Common Stock, and if Silverback Net Cash at Closing is more than $240 million, the pre-Merger equity holders of Silverback are expected to hold between 37% and ~~38%~~ 39% of the outstanding shares of Silverback Common Stock, in each case, on a fully diluted basis using the treasury stock method. The Net Cash Condition requires that Silverback Net Cash must be no less than $210 million nor greater than ~~$255~~ $265 million; provided that Silverback may declare a dividend to its stockholders for any amount of Silverback Net Cash that exceeds ~~$255~~ $265 million or ARS Pharma may waive such condition. For a more complete description of the Merger and the potential adjustments in the Exchange Ratio, please see the section titled “The Merger Agreement—Merger Consideration and Exchange Ratio.””

10)

The following disclosure amends and replaces the disclosures that previously appeared in the third paragraph under the section entitled “Merger Consideration and Exchange Ratio (see page 141)” on page 14. The modified text is bolded and underlined (where added) below.

“The Exchange Ratio formula is derived based upon an ARS Pharma fixed valuation of $435 million and a Silverback equity value of $255 million and is subject to certain adjustments, including based upon Silverback Net Cash at Closing. The calculation of Silverback Net Cash at Closing includes, among other things, a credit for cash proceeds Silverback receives from the sale of its pre-clinical assets prior to or substantially concurrently with the Closing and a reduction for certain liabilities, including certain short and long term liabilities accrued at Closing, including severance and change in control payments, D&O insurance premium and unpaid transaction expenses. The Net Cash Condition requires that Silverback Net Cash be no less than $210 million nor greater than ~~$255~~ $265 million; provided that Silverback may declare a dividend to its stockholders for any amount of Silverback Net Cash that exceeds ~~$255~~ $265 million or ARS Pharma may waive such condition.”

11)	The following disclosure amends and replaces the disclosures that previously appeared in the first paragraph on page 15. The modified text is bolded and underlined (where added) below.

“Immediately following the Merger, assuming Silverback Net Cash at Closing is $240 million, the pre-Merger equity holders of ARS Pharma are expected to hold approximately 63% of the outstanding shares of Silverback Common Stock and the pre-Merger equity holders of Silverback are expected to hold approximately 37% of the outstanding shares of Silverback Common Stock, in each case, on a fully diluted basis using the treasury stock method. As currently anticipated, the Exchange Ratio is expected to be approximately 1.2441. If Silverback Net Cash at Closing is less than $240 million, the pre-Merger equity holders of Silverback are expected to hold between 34% and 36% of the outstanding shares of Silverback Common Stock, and if Silverback Net Cash at Closing is more than $240 million, the pre-Merger equity holders of Silverback are expected to hold between 37% and ~~38%~~ 39% of the outstanding shares of Silverback Common Stock, in each case, on a fully diluted basis using the treasury stock method.”

12)

The following disclosure amends and replaces the disclosures that previously appeared in the fifth paragraph on page 120. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“On September 19, 2022, Silverback verbally agreed to non-binding terms and conditions with respect to the sale of its Nectin4 monoclonal antibody, for a one-time payment of $325,000, and the process of drafting and negotiating an acquisition agreement is ongoing. On September 30, 2022, Silverback entered into a non-binding term sheet to sell certain patent applications and rights related to its next-generation linker technology for a one-time payment of $200,000, and commenced the process of drafting and negotiating an acquisition agreement ~~is ongoing~~. On October 18, 2022, Silverback sold these assets for $200,000. As of October 4, 2022, Silverback ~~is~~ was actively engaged in term-sheet discussions regarding assets relating to SBT8230 for a one-time payment of €12,000,000. On October 19, 2022, Silverback entered a non-binding term sheet to sell certain such assets for approximately €8,000,000. The reduction in purchase price was the result of negotiations, including the removal of a material post-closing indemnification provision, pursuant to the terms and conditions of the Merger Agreement. There can be no assurance that the terms of any of the foregoing proposed sale transactions that have not been consummated, including the proposed consideration, will not change and that any sale agreement will ever be executed or, if executed, will be executed or consummated in a timely manner to be included in the determination of the Silverback Net Cash.

Between September 22, 2022 and October 24, 2022, Silverback’s senior management and ARS Pharma’s senior management had discussions regarding the estimated amount of Silverback Net Cash, which estimates contemplated the possibility of Silverback Net Cash exceeding $255 million if certain asset sales were to be completed prior to Closing. In connection with such discussions, the parties contemplated entering into an amendment to the Merger Agreement to amend certain provisions related to Silverback Net Cash to increase the upper Silverback Net Cash limit from $255 million to $265 million. On October 25, 2022, following approval by the Silverback Board, Silverback, Merger Sub and ARS Pharma entered into the Second Amendment to the Merger Agreement amending such provisions.”

13)

The following disclosure amends and replaces the disclosures that previously appeared in the eighth bullet on page 122. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“• the initial estimated Exchange Ratio used to establish the number of shares of Silverback Common Stock to be issued to ARS Pharma’s stockholders in the Merger was determined based on the relative valuations of Silverback and ARS Pharma, and thus the relative percentage ownership of Silverback’s stockholders and ARS Pharma’s stockholders immediately following the completion of the Merger is subject to change based on the amount of Silverback Net Cash at Closing to the extent it is greater than or less than $240 million, subject to a floor of $210 million and a ceiling of ~~$255~~ $265 million;”

14)

The following disclosure amends and replaces the disclosures that previously appeared in the second bullet on page 143. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“• “Silverback Valuation” means (i) if Silverback Net Cash is greater than $240 million, the sum of (x) the Silverback Equity Value plus (y) the amount by which, up to ~~$15~~ $25 million, Silverback Net Cash exceeds $240 million, (ii) if Silverback Net Cash is equal to $240 million, the Silverback Equity Value, or (iii) if Silverback Net Cash is less than $240 million, the sum of (x) the Silverback Equity Value, minus (y) the amount by which $240 million exceeds Silverback Net Cash.”

15)	The following table amends and replaces the table that previously appeared on page 144. The modified text is bolded and underlined (where added) below.

Silverback Net Cash at Closing ($ in millions)	Exchange Ratio	Post-Merger Ownership
		ARS Pharma Equity Holders	Silverback Equity Holders
$210	1.4015	66%	34%
$215	1.3725	65%	35%
$220	1.3447	65%	35%
$225	1.3181	64%	36%
$230	1.2924	64%	36%
$235	1.2678	64%	36%
$240	1.2441	63%	37%
$245	1.2216	63%	37%
$250	1.1998	62%	38%
$255	1.1788	62%	38%
$260	1.1586	61%	39%

$265	1.1390	61%	39%

16)

The following disclosure amends and replaces the disclosures that previously appeared in the eighth bullet on page 148. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“• Silverback Net Cash, as finally determined, must not be less than $210 million nor greater than ~~$255~~ $265 million (subject to Silverback’s right to declare a dividend to its stockholders for the amount of Silverback Net Cash that exceeds ~~$255~~ $265 million); and”

17)

The following disclosure amends and replaces the disclosures that previously appeared in the first bullet under the section entitled “Covenants; Operation of Business Pending Merger” on page 157. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“• declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Silverback or in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Silverback Equity Incentive Plans in accordance with the terms of such award in effect on the date of the Merger Agreement); provided, however, that to the extent that Silverback Net Cash is greater than ~~$255~~ $265 million, Silverback will be permitted to declare any such excess amount as a dividend;”

18)

The following disclosure amends and replaces the disclosures that previously appeared in the fifth paragraph under section entitled “Overview—Company Summary” on page 170. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“We submitted our NDA to the FDA in the third quarter of 2022. On October 21, 2022, we announced that the FDA had accepted our NDA for review and assigned a PDUFA target action date that is anticipated in mid-2023. ~~and if~~ If our NDA is approved, we believe neffy will be the first “no needle, no injection” marketed epinephrine product for the emergency treatment of Type I allergic reactions. However, the timing for regulatory approvals is outside our control, may be delayed and is uncertain.”

19)

The following disclosure amends and replaces the disclosures that previously appeared in the second paragraph under section entitled “Our Pipeline: Suite of neffy Programs” on page 174. The modified text is bolded and underlined (where added) below.

“We submitted our NDA for the 2.0 mg neffy dose for adults and children greater than 30 kg in weight to the FDA in the third quarter of 2022, which was accepted for review in October 2022. In regions outside of the U.S., we have entered partnerships for the development and commercialization of neffy. In the EU, together with our partner Recordati, we intend to submit our MAA for the 2.0 mg neffy dose for subjects greater than 30 kg in weight by the end of 2022. Additionally, we have partnered with Alfresa Pharma in Japan and Pediatrix Therapeutics in China to develop and commercialize neffy in those countries.”

20)

The following disclosure amends and replaces the disclosures that previously appeared in the second bullet under section entitled “Our Strategy” on page 175. The modified text is bolded and underlined (where added) below.

“• Obtain FDA approval of neffy. We submitted our NDA to the FDA in the third quarter of 2022, which was accepted for review in October 2022. If approved within our expected timeframe, neffy would be the first FDA-approved emergency treatment for Type I allergic reactions that is not an injection and that has no needle, which we believe would be an attractive treatment option for these patients. neffy has received Fast Track designation. However, the timing for regulatory approvals is outside ARS Pharma’s control, may be delayed and is uncertain.”

21)

The following disclosure amends and replaces the disclosures that previously appeared in the first paragraph under section entitled “Recent Events” on page 217. The modified text is bolded and underlined (where added) below.

“On July 21, 2022, we entered into an Agreement and Plan of Merger and Reorganization with Silverback and Merger Sub. The Merger is subject to the approval of the stockholders of Silverback and other customary closing conditions. Following the Closing, the combined company is expected to be publicly traded on the Nasdaq Global Market. On August 11, 2022, we entered into a First Amendment to the Agreement and Plan of Merger and Reorganization, pursuant to which we agreed to change the size of the combined company’s board of directors to eleven directors comprised of eight ARS Pharma designees and three Silverback designees in order to satisfy the listing requirements of Nasdaq with respect to having a majority if independent directors on the combined company’s board of directors. On October 25, 2022, we entered into a Second Amendment to the Agreement and Plan of Merger and Reorganization, pursuant to which we agreed to amend certain provisions in the agreement to increase the upper Silverback Net Cash limit from $255 million to $265 million.”

22)

The following disclosure amends and replaces the disclosures that previously appeared in the second paragraph under section entitled “3. Shares of Silverback Common Stock Issued to ARS Stockholders upon Closing of the Merger” beginning on page 254 and ending on page 255. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“The stipulated value of Silverback of $255.0 million included in the calculations above assumes Silverback Net Cash at closing of $240.0 million. The Exchange Ratio and the post-Merger equity ownership may change if Silverback Net Cash at Closing is between $210.0 million and ~~$255.0~~ $265.0 million. The Exchange Ratio formula is derived based upon an ARS Pharma fixed valuation of $435.0 million and the stipulated value of Silverback of $255.0 million. Holding all other inputs constant, if Silverback Net Cash at Closing is $210.0 million, the Exchange Ratio is estimated to be 1.4015 and the number of shares of Silverback Common Stock to be issued to ARS Pharma stockholders (ignoring rounding of fractional shares and assuming no exercise of outstanding ARS Pharma warrants or options) is estimated to be 67,862,309. If Silverback Net Cash at closing is ~~$255.0~~ $265.0 million, the exchange ratio is estimated to be ~~1.1788~~ 1.1390 and the number of shares of Silverback common stock to be issued to ARS Pharma stockholders (ignoring rounding of fractional shares and assuming no exercise of outstanding ARS Pharma warrants or options) is estimated to be ~~57,078,908~~ 55,151,626.”

23)

The following disclosure amends and replaces the disclosures that previously appeared in the last paragraph on page 257. The modified text is bolded and underlined (where added) and bolded and struck-through (where deleted) below.

“The stipulated value of Silverback of $255.0 million assumes Silverback Net Cash at Closing of $240.0 million. The Exchange Ratio, post-Merger equity ownership, and related Adjustments to

Unaudited Pro Forma Condensed Combined Financial Statements may change if Silverback Net Cash is between $210.0 million and ~~$255.0~~ $265.0 million at Closing. Holding all other inputs constant, if Silverback Net Cash at Closing is $210.0 million, the pro forma weighted average shares used in computing net loss per share, basic and diluted and resulting net loss per share, basic and diluted, for the year ended December 31, 2021 would be 100,799,319 shares and ($1.24), respectively, and for the six month period ended June 30, 2022 of 102,716,167 shares and ($0.56), respectively. If Silverback Net Cash at Closing is ~~$255.0~~ $265.0 million, the pro forma weighted average shares used in computing net loss per share, basic and diluted and resulting net loss per share, basic and diluted, for the year ended December 31, 2021 would be ~~90,370,699~~ 88,506,940 shares and ~~($1.38)~~ ($1.41), respectively, and for the six month period ended June 30, 2022 of ~~91,982,958~~ 90,064,704 shares and ~~($0.63)~~ ($0.64), respectively. Further impacts to the Unaudited Pro Forma Condensed Combined Financial Statements due to changes in Silverback Net Cash at Closing are immaterial.”

24)

Exhibit 10.1 to Silverback’s Current Report on Form 8-K filed with the SEC on October 27, 2022 is added to Annex A of the Proxy Statement immediately following page A-79 and is hereby incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed Merger, Silverback filed with the SEC the Proxy Statement on October 6, 2022, and the Proxy Statement was first sent to Silverback stockholders on October 7, 2022. Silverback may file other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT SILVERBACK, ARS PHARMA, AND THE PROPOSED MERGER. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on Silverback’s website at https://ir.silverbacktx.com/ or by contacting Silverback’s Investor Relations via email at IR@silverbacktx.com or by telephone at (206) 736-7946.

Participants in the Solicitation

Silverback and its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from the stockholders of Silverback in connection with the proposed Merger and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers have been included in the preliminary and definitive proxy statements. Additional information regarding such directors and executive officers is included in Silverback’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of the Stockholders, which was filed with the SEC on April 28, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Silverback’s stockholders in connection with the proposed Merger and any other matters to be voted upon at the special meeting are set forth in the preliminary and definitive proxy statements for the proposed Merger.

These documents are available free of charge as described in the preceding paragraph.

Notes Regarding Forward-Looking Statements

This communication and any documents referred to in this communication contain forward-looking statements which include, but are not limited to, statements regarding expected timing, completion, effects and potential benefits of the proposed Merger with Silverback; the expected cash of the combined company at closing; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Silverback‘s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the proposed Merger in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the proposed Merger, including with respect to the approval of Silverback’s stockholders; potential delays in consummating the proposed Merger; the impact of health epidemics, including the COVID-19 pandemic, on the parties’ respective businesses and the actions the parties may take in response thereto; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; the effect of the pendency of the proposed Merger on Silverback’s or ARS Pharma’s business relationships, operating results and business generally; costs related to proposed Merger; and the outcome of any legal proceedings that may be instituted against Silverback, ARS Pharma. or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby; the ability to obtain and maintain regulatory approval for neffy; results from clinical trials may not be indicative of results that may be observed in the future; potential safety and other complications from neffy; the labelling for neffy, if approved; the scope, progress and expansion of developing and commercializing neffy; the size and growth of the market therefor and the rate and degree of market acceptance thereof vis-à-vis intramuscular injectable products; the combined company’s ability to protect its intellectual property position; and the impact of government laws and regulations. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Silverback’s most recent filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on Silverback’s web page at https://ir.silverbacktx.com/ by clicking on the link “Financials & Filings.”

The forward-looking statements included in this presentation are made only as of the date hereof. Neither ARS Pharma nor Silverback assumes any obligation and does not intend to update these forward-looking statements, except as required by law.